SECOND AMENDMENT TO LEASE
[Nexus Canyon Park LLC / Acucela Inc.]

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is effective as of September 1, 2014 (“Effective Date”) by and between NEXUS CANYON PARK LLC, a Delaware limited liability company, and ACUCELA INC., a Washington corporation, “Landlord” and “Tenant”, respectively, under that certain Lease dated February 13, 2006 (the “Original Lease” and that certain First Amendment to Lease dated August 15, 2011, together, the “Lease”) for the Premises described in Section 1.1 of the Original Lease, consisting of approximately 17,488 square feet of Rentable Area designated as Suite 120 in the Building located at 21720 23rd Drive S.E., Bothell, Washington, on real property legally described as Tract 21-B of Canyon Park Business Center Binding Site Plan recorded under Recording No. 9708195005, records of Snohomish County, Washington, being a portion of the Northwest Quarter of Section 29, Township 27 North, Range 5 East, W.M.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Original Lease is hereby amended as follows:

1.    Extended Expiration Date. Sections 2.1.7(b) and 3.2 of the Original Lease are amended to extend the Term Expiration Date from February 28, 2015 to February 28, 2017.

2.    Basic Annual Rent. Sections 2.1.4, 2.1.5 and 5.1 of the Original Lease are amended to provide that commencing on the Effective Date the Basic Annual Rent shall be reduced to $393,456.00, payable in equal monthly installments of $32,788.00, subject to adjustment pursuant to Section 6.1 of the Lease; provided, the monthly installment of Basic Annual Rent shall not be due or payable for the month of March 2015. (Basic Annual Rent is calculated as 15,300 square feet at $24.00/sf and 2,188 square feet at $12.00/sf, and future rate increases per Section 6.1 of the Original Lease will be based on these rates).

3.    Annual Increases in Basic Annual Rent. Section 6.1 of the Original Lease is amended to read as follows: “On March 1, 2016, and on the first day of each March thereafter, the Basic Annual Rent then in effect shall be increased by $0.75/sf per year so long as this Lease continues in effect, including during any extension term pursuant to Section 7 of the Second Amendment to Lease.”

4.    Shared Utility Meters. Sections 7.1(b) and 16.1 of the Original Lease are amended to provide that, in addition to the other Operating Expenses set forth therein, Tenant shall pay its pro rata share (based on Rentable Area through February 28, 2015, and based on Leased Area thereafter, provided that prior to pro-ration among the leased areas, $0.075/sf/mo shall be allocated to vacant areas served by the shared utility meters) of utilities (electricity and gas) measured by utility meters shared with the tenant of Suite 100 of the Building; provided, Tenant may at its expense install meters to measure utilities consumed by the Premises, after which it shall not be responsible for utilities measured by the shared meters.

5.    Early Termination Option. Provided Tenant is not in Default under the Lease, Tenant shall have a one-time option to terminate the Lease effective April 30, 2016 by providing Landlord with written notice no later than November 1, 2015, and paying to Landlord a Termination Payment of $46,061.33 no later than November 1, 2015.

6.    Option to Extend Term. Section 7 of the First Amendment is deleted in its entirety (and Section 40 of the Original Lease) and replaced with the following:

40.1    Landlord grants to Tenant the right to extend the term of the Lease for one (1) three (3) year period under the same terms and conditions existing in the Lease. Tenant shall exercise such right to extend the term of the Lease by written notice to Landlord given no later than six (6) months prior to the end of the term of the Lease as extended by Section 1 of this Second Amendment.

40.2     Basic Annual Rent during the extension period shall be $25.50/sf/year NNN and shall increase by $0.75/sf/year every first day of each March thereafter.

40.3    Tenant shall not have the right to exercise its option to extend the term, notwithstanding anything set forth above to the contrary: (a) during the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of the Lease and continuing until the default alleged in said notice is cured; or (b) after the expiration or earlier termination of the Lease. The time by which the option to extend may be exercised shall not be extended by reason of the Tenant's inability to exercise the option because of the foregoing provisions.”

7.    Tenant Improvement Allowance. Tenant agrees to accept the Premises “as-is”.

8.    Brokers. Landlord and Tenant represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Flinn Ferguson, which represented Tenant and whose commission shall be paid by Landlord. Landlord and Tenant shall each indemnify, defend protect and hold harmless the other from any claim of any other broker as a result of any act or agreement of the indemnitor.

In all other respects, the Lease shall remain in full force and effect.

Terms with an initial capital letter not defined in this Second Amendment shall have the meanings given them in the Original Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the date first written above.

LANDLORD:

NEXUS CANYON PARK LLC
A Delaware limited liability company

By:    Canyon Nexus, Inc.
A California corporation
its Manager

By:    /s/Michael Reidy________________
Michael J. Reidy
Chief Executive Officer

TENANT:

ACUCELA INC.
A Washington corporation

By:    /s/Dave Lowrance_______________________
Dave Lowrance
Chief Financial Officer

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